Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Names Aster Angagaw President of ServiceMaster Brands

MEMPHIS, TENN. — May 13, 2019 — ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced Aster Angagaw has joined as president of ServiceMaster Brands.

“A few months ago, we launched a bold strategy revamping our Franchise Services Group into ServiceMaster Brands by redirecting our focus in creating two strong differentiated businesses in the restoration and cleaning space,” said Nik Varty, ServiceMaster chief executive officer. “Today we are bringing on board a strong leader to spearhead the execution of that strategy. Aster brings decades of strong leadership experience in highly reputable, global service companies. She understands what it takes to deliver exceptional customer experiences and I am confident she will energize our network and unlock additional value in our important cleaning and restoration businesses. She is the perfect fit to execute on our strategy for growth in ServiceMaster Brands as we focus our attention on high-value verticals, including healthcare cleaning and disinfection, commercial restoration, and national accounts.”

Angagaw joins ServiceMaster from Sodexo, a global integrated food and facilities management company, where she was chief executive officer of the North American Healthcare division, a business with more than 6,000 employees across the U.S. and Canada, and member of the company’s Healthcare Global Executive Committee.

During her 18-year career with Sodexo, she delivered a successful record of accomplishment in operations, global sales and business development, organizational transformation and customer retention. She was also an active member of the company’s African-American Leadership Forum and Women’s Network Group.

Previously, she held operational roles for The Wood Company, an acquisition of Sodexo, and Spirit Cruises. She has a B.A. in Organizational Management from Eastern University in Pennsylvania and an M.B.A. from Temple University, and is a graduate of the Harvard Business School Advanced Management Program.

“I would also like to thank Mary Kay Wegner for many years of committed service and contributions to many facets of the ServiceMaster enterprise,” added Varty. “She played an important role on my executive leadership team, partnering with me in my early days at ServiceMaster to drive significant changes that have helped us deliver strong shareholder value. I wish her the very best in her future endeavors.”

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to servicemaster.com for more information or follow the company at twitter.com/ServiceMaster or facebook.com/ServiceMaster.